From: OTC Corporate Actions [mailto:otccorpactions@finra.org]
Sent: Wednesday, July 28, 2010 8:21 AM
To: RICH KAISER/YES INTERNATIONAL; OTC Corporate Actions;
Cc: SUSAN DONOHUE
Subject: Confirmation of Corporate Action for AUSSIE SOLES GROUP, INC . CRM:0011369

Dear Rich,

Please be advised that FINRA has received the necessary documentation to process the 1-10 Reverse Split and Name Change for Aussie Soles Group, Inc. to The Global Housing Group.

This corporate action will take effect at the open of business 07/29/10. The new symbol on this date will be ASOGD.  Please note that the "D" will be removed 20 business days from tomorrow.

Please be advised that effective June 1, 2010, FINRA Operations will no longer change the ticker symbol for issuer’s that are requesting a name change.  If the company is doing a reverse or forward split, a “D” will be placed on the tickers symbol for 20 business days.  After 20 business days, the symbol will revert back to the original symbol.

Many Thanks,

OTC Corporate Actions

9509 Key West Avenue

Rockville, MD 20850

Op's:  866.776.0800p

Fax :   202.689.3533

otccorpactions@finra.org

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From: OTC Corporate Actions [mailto:otccorpactions@finra.org]
Sent: Thursday, November 04, 2010 12:41 PM
To: RICH KAISER/YES INTERNATIONAL; OTC Corporate Actions
Subject: New Symbol Confirmation for THE GLOBAL HOUSING GROUP-

Dear Rich,

Please be advised that FINRA has received the necessary documentation to process the Symbol Change for The Global Housing Group.

This symbol Change will take effect at the open of business 11/05/10. The new symbol on this date will be GLHO.

Many Thanks,

OTC Corporate Actions

9509 Key West Avenue

Rockville, MD 20850

Op's:  866.776.0800

Fax :  202.689.3533

otccorpactions@finra.org